Exhibit 99.1

NEWS RELEASE
For immediate release

Patrick Johnson
904-598-7422
PatrickJohnson@RegencyCenters.com

Regency Centers Announces Settlement of its Common Stock Forward Sale Agreements

JACKSONVILLE, Fla. (November 25, 2015) - Regency Centers Corporation (“Regency” or the “Company”; NYSE: REG) today announced the settlement of its forward sale agreements, dated January 14, 2015 and January 15, 2015, in connection with its common stock offering that closed on January 21, 2015. Upon settlement of the forward sale agreements Regency received approximately $186 million of net proceeds (the “Proceeds”) after adjustments for interest, dividends and the underwriters’ discount but before deducting offering expenses.

As previously announced, the Company will use a portion of the Proceeds to redeem $100 million of the $400 million outstanding 5.875% Senior Unsecured Notes due 2017. The redemption price, determined by the applicable indenture, is $110.7 million and includes accrued and unpaid interest through the redemption date of November 27, 2015. Excluding accrued and unpaid interest, the redemption price is approximately 108.1% of the principal amount being redeemed, which results in a prepayment premium of approximately $8.1 million. The remainder of the Proceeds will be used to fund to investment activities and for general corporate purposes.

About Regency Centers Corporation (NYSE: REG)

With more than 50 years of experience, Regency is the preeminent national owner, operator and developer of high-quality, grocery-anchored neighborhood and community shopping centers. The Company’s portfolio of 318 retail properties encompasses over 42.7 million square feet located in top markets throughout the United States, including co-investment partnerships. Regency has developed 219 shopping centers since 2000, representing an investment at completion of more than $3 billion. Operating as a fully integrated real estate company, Regency is a qualified real estate investment trust that is self-administered and self-managed.
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Forward-looking statements involve risks and uncertainties. Actual future performance, outcomes and results may differ materially from those expressed in forward-looking statements. Please refer to the documents filed by Regency Centers Corporation with the SEC, specifically the most recent reports on Forms 10-K and 10-Q, which identify important risk factors which could cause actual results to differ from those contained in the forward-looking statements.